EXHIBIT 10.3
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
LODGIAN, INC.
AND
MARK D. LINCH
MARCH 29, 2007

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) by and between Lodgian, Inc. (the “Company”), and Mark D. Linch (“You” or “Your”)(collectively, the “Parties”), is entered into and effective as of the 29th day of March, 2007 (the “Effective Date”).1
     WHEREAS, You are currently employed as Senior Vice President of Capital Investment of the Company pursuant to the Executive Employment Agreement between You and the Company dated June 8, 2006 (the “Prior Agreement”);
     WHEREAS, the Company desires that You continue to serve as Senior Vice President of Capital Investment of the Company, and You desire to continue said employment;
     WHEREAS, Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company;
     WHEREAS, the Trade Secrets and Confidential Information, and the relationship between the Company and each of its employees and customers are valuable assets of the Company and may not be used for any purpose other than the Company’s Business;
     WHEREAS, the Company has agreed to continue to employ You in exchange for Your compliance with the terms of this Agreement; and
     WHEREAS, the Company and You desire to express the terms and conditions of Your continued employment in this Amended and Restated Agreement.
     NOW, THEREFORE, the Parties agree:
1. Termination of Prior Agreement. The Parties hereby terminate the Prior Agreement effective on the Effective Date. The Parties acknowledge and agree that the termination of the Prior Agreement does not and shall not result in the vesting, acceleration, or triggering of any employment benefit in Your favor, including, but not limited to, any post-termination payment obligation or any separation payment or benefit, or any other right which You may have as a shareholder, officer, or employee, or under any agreement or understanding between You and the Company, including, but not limited to, the Prior Agreement.
2. Employment and Duties
     (a) Position. The Company shall employ You as Senior Vice President of Capital Investment.

1	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

     (b) Duties. You agree to perform all duties that are consistent with Your position and that may otherwise be assigned to You by the Company from time to time.
     (c) Reporting. You shall report directly to the Chief Executive Officer of the Company or any other executive designated by the Chief Executive Officer from time to time.
     (d) Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, if such services shall impede Your ability to perform Your duties for the Company. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, and (C) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
     (e) Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement will control.
3. Term. This Agreement is for an indefinite term. This Agreement may only be terminated pursuant to Section 5 below. The period during which You are employed by the Company shall be referred to as the Employment Period.
4. Compensation.
     (a) Base Salary. During the Employment Period, the Company will pay You an annual minimum base salary (“Base Salary”) of Two Hundred Twenty Five Thousand Dollars ($225,000.00), minus applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be increased at the Company’s discretion based upon Your performance and the Company’s performance. Your Base Salary will be reviewed on an annual basis.
     (b) Incentive Compensation. During the Employment Period, You will be a participant eligible to receive additional incentive compensation if Your performance and the Company’s performance meet certain criteria established as part of the Lodgian, Inc. Executive Incentive Plan (the “Incentive Plan”) and as amended from time to time by the Company’s Compensation Committee. The Incentive Plan is incorporated by reference. Compensation provided to You pursuant to the Incentive Plan will be paid pursuant to the terms of the Incentive Plan, and will be subject to all applicable withholdings. Notwithstanding any provision to the contrary set forth in the Incentive Plan, upon termination of Your employment, Your entitlement to any compensation pursuant to the Incentive Plan will be governed by Section 6 or Section 7 below.

     (c) Benefits Plans. During the Employment Period, You will be eligible to participate in all benefit plans in effect for executives and employees of the Company, subject to the terms and conditions of such plans.
     (d) Vacation. During the Employment Period, You are entitled to four (4) weeks paid vacation each year. In addition, You shall be entitled to personal and/or sick days in accordance with the Company policies.
5. Termination. This Agreement may be terminated at any time by any of the following events:
     (a) Mutual written agreement between You and the Company at any time;
     (b) Your death;
     (c) Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole discretion;
     (d) For Cause. For Cause shall mean a termination by the Company because of any one of the following events:
     (i) Your willful refusal to follow the lawful direction of the CEO and/or the person to whom You report or Your material failure to perform Your duties (other than by reason of disability, as defined in Section 5(c) above), in either case, only after You have been given written notice by the CEO and/or the person to whom You report detailing the directives You have refused to follow or the duties You have failed to perform and been given at least 30 days to cure;
     (ii) Your material and willful failure to comply with Company policies as applied to Company employees, only after You have been given written notice by the CEO and/or the person to whom You report detailing the policies with which You have failed to comply and been given at least 30 days to cure;
     (iii) Your engaging in any of the following conduct:
     (1) an act of fraud or dishonesty that materially harms the Company or its affiliates,
     (2) a felony or any violation of any federal or state securities law or Your being enjoined from violating any federal or state securities law or being determined to have violated any such law;
     (3) gross negligence in connection with any property or activity of the Company and its subsidiaries and affiliates, and successors;
     (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom You report;

     (5) material breach of any of Your obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition), but only after You have been given written notice of the breach by the CEO and/or the person to whom You report and been given at least thirty (30) days to cure;
     (6) becoming barred or prohibited by the SEC from holding Your position with the Company;
     (iv) Your resignation for other than Good Reason; or
     (v) Your non-renewal of the Employment Period.
     (e) Your resignation for Good Reason; or
     (f) Without Cause. Without Cause shall mean any termination of Your employment by the Company which is not defined in sub-sections (a)-(e) above.
6. Company’s Post-Termination Obligations.
     (a) If this Agreement terminates for the reasons set forth in Sections 5(a) or 5(d) above, and Section 7 below does not apply, then the Company will pay You all accrued but unpaid Base Salary through the termination date. The Company shall have no other obligations to You, including under this Agreement, the Incentive Plan, any Company policy, or otherwise; however, You shall continue to be bound by Section 9 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement. You shall not be entitled to any accelerated vesting or lapse of vesting restrictions with respect to any award(s) granted pursuant to the 2002 Lodgian, Inc. Stock Incentive Plan or any other similar plan.
     (b) If this Agreement terminates for any reason set forth in Sections 5(b), 5(c), 5(e), or 5(f) above, and Section 7 below does not apply, then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Internal Revenue Code (“Code”) § 409A(a)(2)(A)(i)), the Company shall: (i) pay You (or Your estate if applicable), within thirty (30) days of Your termination date, a lump sum payment equal to fifty percent (50%) of Your then current annual Base Salary; (ii) reimburse Your and Your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of six (6) months; (iii) pay You (or Your estate if applicable), within thirty (30) days of Your termination date, a lump sum payment of Thirty Seven Thousand Five Hundred One Dollars and Fifty Cents ($37,501.50); and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s) comprised of options to purchase Company stock shall be immediately exercisable in full, and so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) – (iv) to be referred to as the “Separation Benefits”). The Company shall have no other obligations to You, including under this Agreement, the Incentive Plan, any Company policy, or otherwise. The Separation Benefits shall constitute full satisfaction of the

Company’s obligations under this Agreement. The Company’s obligation to provide the Separation Benefits shall be subject to Section 8 below, and conditioned upon Your satisfaction of the following conditions (the “Separation Benefits Conditions”):
     (i) Execution and non-revocation of a Separation & Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind; and
     (ii) Your compliance with the restrictive covenants (Section 9(d)) and all of Your post-termination obligations, including, but not limited, the obligations contained in this Agreement.
     If You do not execute an effective Separation & Release Agreement as set forth above, the Company will not be obligated to provide any Separation Benefits to You under this Section 6(b). The Company’s obligation to provide the Separation Benefits set forth in this Section 6(b) shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.
7. Change in Control.
     (a) Change In Control Separation Benefits. If, within sixty (60) days before or three hundred sixty five (365) days after a Change in Control, this Agreement terminates for the reasons set forth in Sections 5(e), or 5(f), then the Company will pay You all accrued but unpaid Base Salary through the termination date. In addition, upon Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)), the Company shall: (i) pay You a lump sum payment equal to Your then current annual Base Salary, to be paid within thirty (30) days after the date of termination; (ii) pay You a lump sum payment of Seventy Five Thousand Three Dollars ($75,003.00), to be paid within thirty (30) days after the date of termination; (iii) reimburse Your and Your eligible dependents’ COBRA premiums under the Company’s major medical group health plan on a monthly basis for a period of twelve (12) months; and (iv) notwithstanding anything to the contrary in any applicable documents evidencing a grant of an award under the Lodgian, Inc. 2002 Stock Incentive Plan or any similar plan, accelerate the vesting of any such awards granted to You by the Company (the “Award(s)”) so that any such Award(s) comprised of options to purchase Company stock shall be immediately exercisable in full, or so that all vesting restrictions upon any such Award(s) comprised of restricted stock shall lapse (collectively, the payments and benefits set forth in the preceding sub-clauses (i) – (iv) to be referred to as the “Change In Control Separation Benefits”). Your right to receive the Change In Control Separation Benefits shall be subject to Section 8 below and the Separation Benefits Conditions set forth in Section 6(b) above. The Change In Control Separation Benefits to be provided under this Section 7 shall constitute full satisfaction of the Company’s obligations under this Agreement, the Incentive Plan, any Company policy, or otherwise.
     (b) Change In Control Completion Bonus. In the event of the closing of any transaction constituting a Change In Control, provided (1) such closing occurs on or before December 31, 2008, and (2) You are employed within sixty (60) days before or on the date of such closing, then the Company shall (i) pay You a lump sum payment equal to twenty-five percent (25%) of Your then current annual Base Salary; (ii) pay You a lump sum payment of

Eighteen Thousand Seven Hundred Fifty Dollars and Seventy Five Cents ($18,750.75), and (ii) grant You Seventeen Thousand (17,000) restricted shares of Common Stock subject to the terms and conditions of the Employee Restricted Stock Agreement attached as Exhibit B (sub-sections (i) through (iii) collectively, the “Completion Bonus”). Notwithstanding anything to the contrary set forth in the Incentive Plan or this Agreement, the Completion Bonus, if any, shall fully satisfy the Company’s payment obligations under the Incentive Plan for the calendar year in which the closing occurs. The Company shall pay You the Completion Bonus within thirty (30) days following the closing of the Change In Control; provided, however, the Company’s obligation to provide the Completion Bonus shall be subject to Section 8 below and conditioned upon Your execution and non-revocation of a Release Agreement in a form prepared by the Company, which includes, but is not limited to, Your releasing the Company from any and all liability and claims of any kind.
8. Delay In Payments To Comply With Code § 409A. Notwithstanding any provision of this Agreement to the contrary, if You are a “specified employee” within the meaning of Code §409A(a)(2)(B)(i), then any payment that is required to be made under Section 6 or Section 7 above within the first six (6) months following Your “separation from service” (within the meaning of Code § 409A(a)(2)(A)(i)) shall be paid on the date that is the first business day of the seventh (7th) month after the date of Your “separation from service” and shall be paid in a single lump sum payment, provided that You satisfy the Separation Benefits Conditions. The provisions of this Section are intended to require a delay in a payment under Section 6 or Section 7 above only to the extent that such a delay is required in order for such payment to comply with Code § 409A(a)(2)(B)(i), and shall not otherwise apply. In addition, immediately prior to Your “separation from service” (within the meaning of Code §409A(a)(2)(A)(i), the Company shall (i) establish an irrevocable grantor trust (the “Trust”) that shall have terms designed to be consistent with those allowed under the model trust set forth in IRS Revenue Procedure 92-64 and that shall have an independent financial institution as trustee, (ii) contribute to the Trust the amount of each payment delayed for six (6) months under this Section as of the date such payment would otherwise be required to be paid absent the provisions of this Section applying to delay such payment, and (iii) provide the trustee of the Trust with a written direction to (A) hold said amount in a segregated account for Your benefit and (B) pay from such segregated account all payments delayed under this Section (with earnings thereon) to You on the first business day of the seventh (7th) month after the date of Your “separation from service.” Trust assets shall be invested in the highest-yielding available money market account of the trustee (or, if the trustee does not have such an account, then the highest-yielding available money market account of Bank of America), and earnings on amounts contributed to the Trust for purposes of the preceding sentence shall be determined based on such chosen investment. All expenses of the trustee shall be paid by the Company and not from the Trust’s assets. The provisions of this Section shall not be required if You so agree in writing. Upon the trustee’s final payment of the entire corpus of the Trust in a single lump sum, the Trust shall terminate.
9. Your Post-Termination Obligations.
     (a) Return of Materials. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You will return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phones, personal digital assistants (PDAs), keys, passcards, calling cards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company. You will not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically without the Company’s prior written consent. The obligations contained in this Section also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.
     (b) Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and/or any amounts that would otherwise be due to You, including, but not limited to, under Section 6 or Section 7 above.
     (c) Non-Disparagement. During Your employment and upon the termination of Your employment with the Company for any reason, You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company.
     (d) Restrictive Covenants. You acknowledge that the restrictions contained in this Section 9(d) are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.
     (i) Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.
     You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.
     The obligations under this sub-section shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this

     Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
     (ii) Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Customers with whom You had Contact during the term of Your employment. Nothing in this sub-section shall be construed to prohibit You from soliciting any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business: (i) which You never sold or provided while employed by the Company; (ii) to a Customer that explicitly severed its business relationship with the Company unless You, directly or indirectly, caused or encouraged the Customer to sever the relationship; or (iii) which products or services the Company no longer offers.
     (iii) Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this sub-section apply only to Prospective Customers with whom You had Contact during the last year of Your employment with the Company (or during Your employment if employed less than a year). Nothing in this sub-section shall be construed to prohibit You from soliciting any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business which the Company no longer offers.
     (iv) Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. The restrictions set forth in this sub-section shall apply only to Employees (a) with whom You had Material Interaction, or (b) You, directly or indirectly, supervised.
     (v) Non-Disclosure of Customer or Prospective Customer Information. During the Restricted Period, You shall not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers or Prospective Customers, or (ii) any information contained in a Customer’s or Prospective Customer’s account.
(e) Post-Employment Disclosure. During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.
10. Injunctive Relief. You agree that if You breach any portion of Section 9 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
11. Independent Enforcement. The covenants set forth in Section 9 of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 9 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 9 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.
12. Release. You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment, claims arising out of or relating to the Prior Agreement or the termination of the Prior Agreement, claims arising by virtue of Your status as a shareholder of Company, claims for breach of contract, tort, negligent hiring, negligent training, negligent supervision, negligent retention, employment discrimination, retaliation, or harassment, claims arising out of or relating to equity or other ownership interest in Company, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, commissions, attorneys’ fees, or any other compensation.
13. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
14. Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
15. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
16. Entire Agreement. This Agreement, including Exhibits A, B, and the Incentive Plan which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.
17. Amendments. As a condition of employment and a material term under this Agreement, You agree that, at any time during Your employment, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Section 9 of this Agreement (the “Amendment”) based on changes to Your duties or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. You agree that Your refusal to sign any such Amendment shall constitute a material breach of this Agreement. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.
18. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 9 of this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for cessation.
19. Governing Law. Except as set forth in Section 23 below, the laws of the State of Georgia shall govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law shall still govern.
20. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
21. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:	Lodgian, Inc.
3445 Peachtree Rd., Suite 700
Atlanta, Georgia 30326
Attention: General Counsel

To Executive:	Mark D. Linch
10418 Counts Place
Charlotte, NC 28277
     Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
22. Consent to Jurisdiction and Venue. Except as set forth in Section 23 below, You agree that any claim arising out of or relating to this Agreement shall be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District

Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
23. Arbitration. Except as provided below in this Section, all disputes arising out of Your employment or the cessation of Your employment, including, but not limited to, claims arising under or relating to this Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law shall be exclusively resolved by final and binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1. Such claims shall be settled by final and binding arbitration administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company will pay all filing fees and arbitrator costs associated with such arbitration.
     This arbitration provision shall not apply to any disputes or claims relating to or arising out of unemployment, workers compensation, and/or the restrictive covenants set forth in Section 9 of this Agreement, including, but not limited to, any claims for equitable relief relating to such restrictive covenants. Any claims relating to or arising out of Section 9 of this Agreement shall be governed by Sections 19 and 22 above.

Acknowledged and agreed:	EJR	MDL

	Lodgian, Inc.	Employee
24. AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

LODGIAN, INC.	MARK D. LINCH

By: /s/ Edward J. Rohling	/s/ Mark D. Linch

Its: President & CEO	Date: March 29, 2007

Date: March 29, 2007

EXHIBIT A
DEFINITIONS
A.	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

B.	“Beneficial Owner” shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

C.	“Business” shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

D.	“Change in Control” means the first of the following to occur after the date of this Agreement:
     (i) when any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company;
     (ii) when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board;
     (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least a majority of the Combined Voting Power of the Company, such surviving entity, or the Parent of such surviving entity outstanding immediately after such merger or consolidation;
     (iv) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or

     (v) when the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.
E.	“Combined Voting Power” means the combined voting power of the Company’s or other relevant entity’s then outstanding voting securities.

F.	“Common Stock ” means the Common Stock, par value $.01 per share, of the Company.

G.	“Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

H.	“Contact” means any interaction between You and a Customer or Prospective Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company.

I.	“Customer” means any person or entity to whom the Company has sold its products or services.

J.	“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year).

K.	“Good Reason” shall exist if (i) the Company, without Your written consent, (A) takes any action which results in the material reduction of Your then current duties or responsibilities, (B) reduces the benefits to which You are entitled on the Effective Date, unless a similar reduction is made for other executive employees, (C) commits a material breach of this

Agreement, or (D) requires You to relocate more than fifty (50) miles from the location of the Company’s home office on the Effective Date; (ii) You provide written notice to the Company of such action and provide the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.

L.	“Material Interaction” means any interaction between You and an Employee which relates or related, directly or indirectly, to the performance of Your duties for the Company.

M.	“Parent” means any corporation which is a “parent corporation” within the meaning of Section 424(e) of the Internal Revenue Code of 1986, as amended, with respect to the relevant entity.

N.	“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

O.	“Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.

P.	“Restricted Period” means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

Q.	“Subsidiary” means any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, with respect to the Company.

R.	“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

EXHIBIT B
[Employee Restricted Stock Agreement]

LODGIAN, INC.
EMPLOYEE RESTRICTED STOCK AGREEMENT

Name of Recipient:	Award Date:

Number of Award Shares:
     THIS EMPLOYEE RESTRICTED STOCK AGREEMENT1 is made and entered into effective as of the Award Date noted above by and between Lodgian, Inc., a Delaware corporation and the Recipient noted above.
W I T N E S S E T H:
     WHEREAS, the Committee has authorized the grant to Recipient of a restricted stock award under the Plan of shares of the Common Stock, and the Company and Recipient wish to confirm herein the terms, conditions, and restrictions of the restricted stock award;
     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:
1 Award of Shares
     1.1 Award of Award Shares. Subject to the terms, restrictions, limitations, and conditions stated herein and in the Plan, the Company hereby awards to Recipient the number of Award Shares noted above, which shall be shares of the common stock of the Company, subject to all terms and provisions of this Agreement. By the execution of this Agreement, the Recipient hereby accepts the Award Shares subject to all terms and provisions of this Agreement.
     1.2 Award Shares held by Custodian.The Recipient hereby authorizes and directs the Company to deliver any share certificate issued by the Company to evidence the Award Shares to the Custodian to be held by the Custodian until any such Award Shares become Vested Award Shares. As Award Shares become Vested Award Shares, and after satisfaction of any required withholding obligations in accordance with Section 1.5 below, the Company shall cause appropriate cancellation of share certificates held by the Custodian in the name of the Recipient and the issuance of new share certificates representing the Vested Award Shares and the delivery thereof directly to the Recipient. The Recipient hereby irrevocably appoints the Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Recipient with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Award Shares to the Company pursuant to this Agreement, in the name, place and stead of Recipient. The term of such appointment shall commence on the Award Date and shall continue until such Award Shares become Vested Award Shares and the issuance of a new share certificate representing such shares directly to the Recipient. During the period that the Custodian holds Award Shares, the Recipient shall be entitled to all rights applicable to shares of common stock of the Company which are so held; provided, however, in the event the number of shares of common stock is increased or reduced by changing par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, and in the event of any distribution of common stock or other securities of the Company in respect of such Award Shares, Recipient agrees that any certificate representing shares of common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Custodian and shall be subject to all of the provisions of this Agreement as if initially subject hereto ab initio.
     1.3 Vesting of Award Shares. Except to the extent otherwise expressly provided in any other written agreement between Recipient and the Company executed before the Award Date of this Agreement providing more favorable terms for the Recipient, Recipient shall become vested in the percentage of the

[1]	Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section of Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

Award Shares shown below based upon the Continuous Service of the Recipient from the Award Date of the Award Shares (as noted hereon):
Vesting Schedule:

Percentage Vested:	Continuous Service from Award Date:
0.0000%	Less than 1 year
33.3333%	At least 1 year, but less than 2 years
66.6666%	At least 2 years, but less than 3 years
100.0000%	At least 3 years
If the above calculation of vested Shares would result in a fraction, any fraction will be rounded to zero. However, notwithstanding the foregoing, in the event that the Recipient ceases Continuous Service with the Company (1) by reason of death or Disability, (2) after having attained the age of sixty-five (65), (3) because the Recipient’s employment with the Company has been terminated by the Company without Cause, (4) because the Recipient has terminated employment with the Company for Good Reason, or (5) because the Recipient’s employment contract with the Company (if any) has come to an end and has not been renewed or extended, then the Recipient shall nonetheless immediately, as of the date of such cessation of Continuous Service, become fully (100%) vested in the Award Shares. Furthermore, notwithstanding the foregoing, in the event that a Change in Control of the Company occurs, then the Recipient shall nonetheless immediately, as of the date of such Change in Control, become fully (100%) vested in the Award Shares.
     1.4 Tax Consequences. Recipient represents that Recipient has been advised by the Company to consult with, and has fully consulted with, Recipient’s own tax consultants regarding his making a Code §83(b) Election with respect to the Award Shares, and the resulting impact on Recipient’s personal tax situation, prior to entering into this agreement and that Recipient is not relying on the Company for any tax or investment advice. Recipient understands that Recipient may suffer adverse tax consequences as a result of Recipient’s receipt and disposition of the Shares. Recipient understands that Recipient may or may not make a Code §83(b) Election with respect to the Award Shares, but that Recipient shall be subject to the withholding provisions of Section 1.5 below based upon the choice of Recipient regarding such Code §83(b) Election and the choice of Recipient regarding the time and manner that withholding obligations shall be satisfied.
     1.5 Withholding on Award Shares.Recipient hereby agrees that, in consideration for the grant of the Award Shares, the following federal and state income tax withholding provisions shall apply:
     (a) Code §83(b) Election Made by Recipient. If the Recipient makes a Code §83(b) Election with respect to the Award Shares, then, in order not to forfeit Award Shares, the Recipient must deliver to the Company a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of such Code §83(b) Election simultaneously with the Recipient’s delivery to the Company of a copy of his Code §83(b) Election (which must occur no later than thirty (30) days after the Award Date). If the Recipient does not timely make such payment, the Award Shares shall be immediately forfeited by the Participant, and any amounts which must be paid by the Company for any required withholding or other tax obligations imposed on the Company by reason of such Code §83(b) Election shall be paid by the Recipient by directly withholding all such amounts as quickly as possible consistent with applicable law from any other compensation payable to the Recipient on or after the date of such Code §83(b) Election. The Recipient hereby agrees to the withholding by the Company outlined in the preceding sentence, and authorizes and directs that such withholding from the Recipient’s compensation be made if such sentence is applicable.
     (b) Code §83(b) Election Not Made by Recipient.If the Recipient does not make a Code §83(b) Election with respect to the Award Shares, then the Recipient shall be entitled to elect one (or, at the discretion of the Committee, a combination) of the following methods of satisfying the Company’s withholding obligations:
     (1) Direct Payment on or prior to Substantial Vesting Event. The Recipient may, on or before the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, deliver to the

Company cash and/or a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of such Award Shares.
     (2) Return of Vested Award Shares upon Substantial Vesting Event. The Recipient may, as of the close of business on the business day which is coincident with or which immediately follows the occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83, allow the Company to repurchase from the Recipient the smallest whole number of Vested Award Shares which, when multiplied by the fair market value of the Common Stock on such business date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Award Shares. If the Recipient elects this method of satisfying withholding obligations, the Recipient acknowledges and understands that any Vested Award Shares repurchased from the Recipient may result in tax consequences to the Recipient.
     (3) Incremental Withholding over Likely Vesting Period. The Recipient may, beginning as of the Award Date, allow the Company to withhold from future compensation payments to the Recipient substantially equal amounts such that the aggregate of such amounts shall, as of the next likely date of occurrence of an event pursuant to which any such Award Shares shall become “substantially vested” within the meaning of Code §83, be sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Award Shares. If the Recipient elects this method of satisfying withholding obligations, the Recipient acknowledges and understands that:
     (i) The Company shall have complete discretion to determine how much and when amounts shall be withheld;
     (ii) Amounts withheld may be immediately paid to the appropriate tax authority as a prepayment of the withholding obligations, or may be held by the Company until such time as the withholding obligations become due, in the sole and complete discretion of the Company;
     (iii) No interest or earnings shall accrue based on such incremental withholding; and
     (iv) In the event that the vesting of Award Shares should occur earlier than forecasted in determining the substantially equal amounts to be withheld from the Recipient’s future compensation payments, the Recipient may nonetheless be required to deliver to the Company a check payable to the Company in the amount of all withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of such Award Shares.
The Recipient’s election of a method of withholding under this Section 1.5 must be made prior to the date of occurrence of an event pursuant to which such Award Shares become “substantially vested” within the meaning of Code §83; provided, however, (1) the Participant’s election of the method specified in Section 1.5(b)(3) above must be made within thirty (30) days of the Award Date, and (2) if the Recipient is required to file beneficial ownership reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Participant’s election of the method specified in Section 1.5(b)(2) must be made either (A) at least six months prior to the date of vesting of any of such Award Shares, or (B) prior to the date of vesting of any of such Award Shares and in any ten-day period beginning on the third day following the release of the Company’s quarterly or annual summary statement of sales and earnings. The Recipient’s election of a method of withholding under this Section 1.5 shall, once made, be irrevocable. Notwithstanding the above, if, for any reason, withholding or other tax obligations (whether federal, state or local) are imposed upon the Company by reason of the grant of the Award Shares or their becoming substantially vested, the Company shall have the power and the right to deduct or withhold, or require the Recipient to remit to the Company as a condition precedent to immediate forfeiture of the Award Shares, an amount sufficient to satisfy such withholding or other tax obligations (whether federal, state or local), and, in this regard, the Company may offer the Recipient various alternatives for satisfying such obligations. Upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the Award Shares which are the Vested Award Shares to be issued and delivered to the Recipient.
     1.6 Rights as Stockholder. Recipient shall have no rights as a stockholder with respect to any Award Shares until a stock certificate for the shares is issued in Recipient’s name and held by the Custodian.
2 Restrictions on, & Forfeiture of, Unvested Award Shares
     2.1 Forfeiture upon Cessation of Services. Except to the extent otherwise expressly provided in any other written agreement between Recipient and the Company executed before the Award Date of this Agreement providing more favorable terms for the Recipient, upon the Recipient’s cessation of the performance of services for the Company for any reason, all Unvested Award Shares shall be forfeited, effective upon the date of such cessation of the performance of services.
     2.2 Restrictions on Unvested Award Shares. None of the Unvested Award Shares may be conveyed, pledged, assigned, transferred, hypothecated, encumbered, or otherwise disposed of by Recipient, and any attempt to do so with respect to Unvested Award Shares shall be null and void ab initio, unless (1) the Committee expressly authorizes such in writing, or (2) Unvested Award Shares are transferred by the Recipient as a bona fide gift (i) to the spouse, lineal descendant or lineal ascendant, siblings and children by adoption of the Recipient, (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions of this Restricted Stock Agreement. If Unvested Award Shares are transferred pursuant to (1) or (2) above, the Recipient agrees to notify the Committee at least thirty (30) days prior to such transfer, and the Committee may require that the transferee thereof execute and deliver to the Company such documents and agreements as the Company shall reasonably require to evidence the fact that the Award Shares to be owned, either directly or beneficially, by such transferee shall continue to be subject to all the restrictions set forth in this Agreement and all applicable rights in favor of the Company set forth elsewhere herein, and that such transferee is subject to and bound by such restrictions and provisions. The restrictions of this Section 2.2 shall not apply to Vested Award Shares.
     2.3 Dividends & Voting Rights. Recipient shall be entitled to dividends paid or declared on Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name. Recipient shall be entitled to vote all Vested and Unvested Award Shares for which the record date is on or after the date such Award Shares have been issued in the Recipient’s name. Recipient shall have no rights whatsoever (dividend, voting or otherwise) with respect to Award Shares which have been forfeited under Section 2.1.
3 General Provisions
     3.1 Change in Capitalization. If the number of outstanding shares of the Common Stock shall be increased or decreased by a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend, or other similar capital adjustment, an appropriate adjustment shall be made by the Board of Directors in the number and kind of Vested and Unvested Award Shares, such that Recipient’s proportionate interest in Vested and Unvested Award Shares shall be maintained as before the occurrence of the event. No fractional shares shall be issued in making such adjustment. All adjustments made by the Board of Directors under this Section shall be final, binding, and conclusive.
     3.2 Legends . Each certificate representing the Award Shares shall be endorsed with the following legend:
Shares are Restricted & Subject to Forfeiture
The securities evidenced by this certificate are subject to certain restrictions (including restrictions on transferability) and are subject to forfeiture, all as set forth in an Employee Restricted Stock

Agreement dated [INSERT], a copy of which is available from the Company.
     3.3 Removal of Legend . Any legend endorsed on a certificate representing Award Shares pursuant to Section 3.2 above shall be removed and the Company shall issue a certificate without such legend to the holder thereof if such Award Shares become Vested Award Shares pursuant to this Agreement.
     3.4 Governing Laws.This Agreement shall be construed, administered and enforced according to the laws of the State of Delaware.
     3.5 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.
     3.6 Severability.In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.
     3.7 Entire Agreement. Subject to the terms and conditions of the Plan, this Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     3.8 Headings.Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
     3.9 No Contractual Rights Created. Neither the establishment of the Plan nor the award of Award Shares hereunder shall be construed as giving Recipient the right to employment with, or the right to continued performance of services for, the Company.
     3.10 Capitalized Terms. All capitalized terms used in this Agreement shall have the meanings given to them herein or in the Plan.
     3.11 Specific Performance.In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
     3.12 No Disclosure Duty. The Recipient and the Company acknowledge and agree that the Company and its directors, officers or employees have no duty or obligation to disclose to the Recipient any material non-public information regarding the business of the Company or affecting the value of the Award Shares.
     IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

Company:	Recipient:
Lodgian, Inc.:
By:

Its:	[INSERT NAME]

Exhibit A
Definitions
A. Affiliate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
B. Agreement shall mean this Employee Restricted Stock Agreement.
C. Associate shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.
D. Award Shares shall mean the shares of common stock of the Company which are awarded to the Recipient subject to the terms and conditions of this Agreement.
E. Base Salary shall mean the wages the Company pays Recipient on an annual basis, exclusive of all benefits, bonuses, equity, commissions, or any other incentive-based compensation.
F. Beneficial Owner shall mean shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
G. Cause shall mean, with respect to a termination of Recipient’s employment, a termination by the Company because of any one of the following events:
     (i) Recipient’s willful refusal to follow the lawful direction of the CEO and/or the person to whom Recipient reports or Recipient’s material failure to perform Recipient’s duties (other than by reason of Disability), in either case, only after Recipient has been given written notice by the CEO and/or the person to whom Recipient reports detailing the directives Recipient has refused to follow or the duties Recipient has failed to perform and at least 30 days to cure;
     (ii) Recipient’s material and willful failure to comply with Company policies as applied to Company employees, only after Recipient has been given written notice by the CEO and/or the person to whom Recipient reports detailing the policies with which Recipient has failed to comply and at least 30 days to cure;
     (iii) Recipient’s engaging in any of the following conduct:
     (1) an act of fraud or dishonesty that materially harms the Company or its Affiliates,
     (2) a felony or any violation of any federal or state securities law or Recipient’s being enjoined from violating any federal or state securities law or being determined to have violated any such law;
     (3) gross negligence in connection with any property or activity of the Company and/or its Subsidiaries, Affiliates and successors;
     (4) repeated and intemperate use of alcohol or illegal drugs after written notice from the CEO and/or the person to whom Recipient reports;
     (5) material breach of any of Recipient’s obligations under any agreement between Recipient and the Company (other than by reason of physical or mental illness or injury), but only after Recipient has been given written notice of the breach by the CEO and/or the person to whom Recipient reports and at least thirty (30) days to cure;
     (6) Recipient’s becoming barred or prohibited by the SEC from holding Recipient’s position with the Company; or

     (7) Recipient’s resignation for other than Good Reason.
H. Change in Control means the first of the following to occur after the date of this Agreement:
     (a) when any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”), shall become the Beneficial Owner of 40 percent or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company;
     (b) when, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute a majority of the Board;
     (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent of such surviving entity) at least a majority of the Combined Voting Power of the Company, such surviving entity, or the Parent of such surviving entity outstanding immediately after such merger or consolidation;
     (d) the consummation of a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale of all or substantially all of the Company’s assets to a transferee, the majority of whose voting securities are held by the Company; or
     (e) when the shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction or series of transactions to an entity that is not owned, directly or indirectly, by the Company’s common stock shareholders in substantially the same proportions as the owners of the Company’s common stock before such transaction or series of transactions.
I. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
J. Code §83(b) Election shall mean the election available to the recipient of property transferred in connection with the performance of services to include in gross income under Code §83(b) the excess of the fair market value of the property transferred determined as of the time of transfer over the amount (if any) paid for such property as compensation for services.
K. Combined Voting Power shall mean the combined voting power of the Company’s or other relevant entity’s then outstanding voting securities.
L. Common Stock shall mean the common stock of the Company.
M. Company shall mean Lodgian, Inc., and any successor thereto.
N. Committee shall mean the Compensation Committee of the Board of Directors.
O. Continuous Service shall mean a period of continuous performance of services by Recipient for the Company or an Affiliate, as determined by the Committee in its sole and absolute discretion.

P. Custodian shall mean the Secretary of the Company or such other officer of the Company as may be designated by the Committee to hold Award Shares until such time as any such Award Shares become Vested Award Shares.
Q. Disability shall mean a physical or mental impairment which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined by the Company in its sole discretion.
R. Good Reason shall exist if (i) the Company, without Recipient’s written consent, (A) takes any action which results in the material reduction of Recipient’s then current duties or responsibilities, (B) reduces Recipient’s then-current Base Salary, (C) reduces the benefits to which Recipient is entitled on the Award Date, unless a similar reduction is made for other executive employees, (D) commits a material breach of this Agreement, or (E) requires Recipient to relocate more than fifty (50) miles from the location where the Recipient performs services for the Company on the Award Date; (ii) Recipient provides written notice to the Company of such action and provides the Company with thirty (30) days to remedy such action (the “Cure Period”), (iii) the Company fails to remedy such action within the Cure Period, and (iv) Recipient resigns within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial or inadvertent action that (i) is not taken in bad faith, and (ii) is remedied by the Company within the Cure Period.
S. Parent shall mean any corporation which is a “parent corporation” within the meaning of Code §424(e) with respect to the Company.
T. Plan shall mean the Lodgian, Inc., Amended & Restated 2002 Stock Incentive Plan.
U. Recipient shall mean the individual shown on this Agreement as the Recipient.
V. Subsidiary shall mean any corporation which is a “subsidiary corporation” within the meaning of Code §424(f) with respect to the Company.
W. Unvested Award Shares shall mean the Award Shares which have not become vested pursuant to the Vesting Schedule or otherwise.
X. Vested Award Shares shall mean the Award Shares which have become vested pursuant to the Vesting Schedule or otherwise.

Exhibit 1
ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE
     The undersigned taxpayer (the “Taxpayer”) hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in his gross income for the current taxable year, the amount of any compensation taxable to him in connection with his receipt of the property described below:
     1. The name, address and taxpayer identification number of the undersigned Taxpayer are as follows:

Name:

Address:

Social Security Number (TIN):
     2. The property with respect to which the election is made is:
                                                                         shares of common stock of Lodgian, Inc.
     3. The date on which the property was transferred and the taxable year for which this election is made are:
 Date on Which Property Was Transferred:
 Taxable Year for Which Election is Made:
     4. The property is subject to transferability, forfeiture and other restrictions, all as set forth in a Restricted Stock Agreement between the Taxpayer and Lodgian, Inc.
     5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:
 $                                        /Share x                                          Shares = $
     6. No amount was paid for such property.
     The undersigned Taxpayer has submitted copies of this statement to Lodgian, Inc., the person for whom the services were performed in connection with the Taxpayer’s receipt of the above-described property. The Taxpayer is the person performing the services in connection with the transfer of said property. The undersigned Taxpayer understands that the foregoing election maynot be revoked except with the consent of the Commissioner, which will only be granted when the Taxpayer is under a mistake of fact as to the underlying transaction and when made within 60 days of the date such mistake of fact first became known to the Taxpayer.
     The undersigned Taxpayer understands and acknowledges that, for this election to be effective, copies of this completed election form must be filed with the Internal Revenue Service (at the location where the Taxpayer’s income tax return would be filed) not later than 30 days after the date the above-described property was transferred to the Taxpayer, and must also be submitted with the Taxpayer’s federal income tax return for the taxable year in which the above-described property was transferred. A copy of this completed election must also be submitted to Lodgian, Inc., along with full payment of amounts required to be withheld under applicable law, not later than 30 days after the date the above-described property was transferred to the Taxpayer.

Dated this day of ,20 .

Signature:

Name of Taxpayer:

Exhibit 2
WITHHOLDING ELECTION

TO: Lodgian, Inc.	Restricted Stock Agreement:
Restricted Stock Agreement between the Recipient
(designated below) and Lodgian, Inc. (the “Company”).
RE: Withholding Election

This election relates to the number of shares of common stock of the Company which will vest on the date noted below (the “Vesting Shares”):	Date of Agreement:

Total Number of Restricted Shares subject to Restricted
Number of Vesting Shares:	Stock Agreement:

Date of Vesting:
I, the undersigned Recipient, hereby certify that:
1. My correct name and social security number and my current address are set forth at the end of this document.
2. I have read and understand the Restricted Stock Agreement and the various methods by which withholding obligations regarding the Vesting Shares subject to the Restricted Stock Agreement may be satisfied.
3. I do hereby elect the following method of withholding pursuant to Section 1.5 of the Restricted Stock Agreement with respect to any withholding or other tax obligations (whether federal, state or local) imposed on the Company by reason of the substantial vesting of the Vesting Shares (the “Withholding Obligations”), assuming that I have met all requirements under the Plan relative to such election and such election is approved by the Company:

☐	In accordance with Section 1.5(b)(1), I hereby elect to pay to the Company the entire amount of all Withholding Obligations with respect to the Vesting Shares in cash or by check on or before the Date of Vesting.

☐	In accordance with Section 1.5(b)(2), I hereby elect that the entire amount of all Withholding Obligations with respect to the Vesting Shares should be paid by having the Company repurchase the smallest whole number of the Vested Shares which, when multiplied by the fair market value per share of the common stock of the Company as of the close of business on the business day which is coincident with or immediately follows the Date of Vesting, will be sufficient to satisfy the amount of such Withholding Obligations, and applying all the proceeds from such repurchase to such Withholding Obligations. I further acknowledge and understand that the repurchase by the Company of any Vested Shares may result in tax consequences to me.

☐	In accordance with Section 1.5(b)(3), I hereby elect for the Company to withhold substantially equal amounts from my future compensation so that the total of such amounts shall, as of the Date of Vesting, be designed to be sufficient to satisfy the amount of all Withholding Obligations with respect to the Vesting Shares.
4. I understand that capitalized terms used in this Notice of Withholding Election without definition herein shall have the meanings given to them in the Restricted Stock Agreement and in the Plan.

Recipient:
Dated this day of , 20

Recipient’s Address:

Printed Name:

Social Security Number: - -